UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2019

Stem Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55751	61-1794883
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7777 Glades Road, Suite 203, Boca Raton, FL	33434
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 237-2931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement	3

SIGNATURES	4

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Item 1.01 Entry Into a Material Definitive Agreement.

In September 2018, Stem Holdings, Inc. (the “Company”) entered into an agreement to acquire 50% of the membership interest of YMY Ventures LLC (“YMY”). YMY is a startup operation located near Las Vegas, Nevada and owns a license to cultivate, produce and distribute cannabis products. The agreed purchase price for the 50% interest was $750,000 with the first $375,000 paid into escrow upon signing, with the final $375,000 due upon closing, which under the agreement was to occur upon the receipt of approval of the transfer of ownership by the State of Nevada Department of Taxation.

As of December 31, 2018, the Company had funded the $375,000 into escrow and had provided the joint venture with additional funds primarily in the form of payments for work performed to acquire the license from the Nevada Department of Taxation in the amount of approximately $215,429.

On February 21, 2019, YMY received the approval of the transfer of ownership by the State of Nevada Department of Taxation. Thereafter, on March 1, 2019, the Company caused the release of the $375,000 held in escrow and will pay the remaining $375,000 of the purchase price and the purchase transaction closed. Therefore, effective March 1, 2019, the Company owns 50% of YMY. As of March 1, 2019, YMY has yet to commence operations and has not generated any revenues. For accounting purposes, YMY will be considered a joint venture between the Company and YMY’s other equity holders.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

None.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stem Holdings, Inc.

By:	/s/ Adam Berk
Name:	Adam Berk
Title:	President

Dated:	March 5, 2019

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